Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom llp]

ONE MANHATTAN WEST
NEW YORK, NY 10001
________

TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com

            September 10, 2025
AGNC Investment Corp.
7373 Wisconsin Avenue, 22nd Floor
Bethesda, Maryland 20814

Re:    AGNC Investment Corp. – Public Offering of 13,800,000
    Depositary Shares, Each Representing a 1/1,000th Interest in a Share of
    8.75% Series H Fixed-Rate Cumulative Redeemable Preferred Stock

Ladies and Gentlemen:

We have acted as special United States counsel to AGNC Investment Corp. (formerly American Capital Agency Corp.), a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of up to 13,800,000 depositary shares (the “Depositary Shares”), representing an aggregate of 13,800 shares (the “Preferred Shares”) of the Company’s 8.75% Series H Fixed-Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Preferred Stock”) (including 1,800,000 Depositary Shares representing an aggregate of 1,800 shares of Preferred Stock pursuant to the Underwriters’ (as defined below) option to purchase additional Depositary Shares). The Preferred Shares are to be deposited by the Company with Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A.

AGNC Investment Corp.
September 10, 2025

(“Computershare Trust”), acting jointly as depositary (in such capacity, collectively, the “Depositary”), pursuant to the Deposit Agreement, dated September 10, 2025 (the “Deposit Agreement”), among the Company, Computershare Trust and Computershare, acting jointly as Depositary, registrar and transfer agent, and the holders from time to time of depositary receipts issued under the Deposit Agreement to evidence the Depositary Shares.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)the registration statement on Form S-3ASR (File No. 333-279249) of the Company relating to the Depositary Shares, Preferred Stock and other securities of the Company filed on May 9, 2024, with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);
(b)the prospectus, dated May 9, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;
(c)the preliminary prospectus supplement, dated September 3, 2025 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(d)the prospectus supplement, dated September 3, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(e)an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated September 3, 2025, among the Company and Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, UBS Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Keefe, Bruyette & Woods, Inc., as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Depositary Shares;
(f)an executed copy of the Deposit Agreement;
(g)an executed certificate evidencing the Preferred Shares registered in the name of Computershare Trust (the “Preferred Stock Certificate”);

AGNC Investment Corp.
September 10, 2025

(h)an executed copy of the Certificate of Designations (the “Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on September 9, 2025, designating the Preferred Stock and certified by such Secretary of State;
(i)an executed copy of a certificate of Kenneth L. Pollack, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(j)a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of September 3, 2025 and in effect on May 9, 2024, September 3, 2025 and as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);
(k)a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of July 20, 2023 and as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “By-laws”); and
(l)copies of certain resolutions of the Board of Directors of the Company (the “Board”), adopted on April 18, 2024 and April 17, 2025 and certain resolutions of the Pricing Committee of the Board, adopted on September 2, 2025 and a subcommittee thereof, adopted on September 3, 2025, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate, the Certificate of Incorporation and the Certificate of Designations and the factual representations and warranties set forth in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the laws of the State of New York (all of the foregoing being referred to as “Opined-on-Law”).

AGNC Investment Corp.
September 10, 2025

As used herein, “Organizational Documents” means those documents listed in paragraphs (j) and (k) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.The Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Preferred Stock Certificate is duly executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.
2.The maximum number of 70,696,710 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Preferred Shares pursuant to the Certificate of Designations have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable.
3.The Depositary Shares, when issued under the Deposit Agreement against deposit of the Preferred Shares by the Company in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Underwriting Agreement, will be duly and validly issued and entitle the registered holder thereof to the rights specified in such Preferred Shares and in the Deposit Agreement.
The opinions stated herein are subject to the following qualifications:
(a)we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to the Underwriting Agreement or the Deposit Agreement with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to the Underwriting Agreement or the Deposit Agreement;
(c)we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement or the Deposit Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

AGNC Investment Corp.
September 10, 2025

(d)we have assumed that the certificates evidencing the Preferred Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Preferred Stock and registered by such transfer agent and registrar;
(e)we have assumed that the receipts evidencing the Depositary Shares will be manually signed by one of the authorized officers of the Depositary, transfer agent and registrar for the Depositary Shares and registered by such depositary, transfer agent and registrar;
(f)the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any such Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any such Specified Document;
(g)we do not express any opinion whether the execution or delivery of the Underwriting Agreement or the Deposit Agreement by the Company, or the performance by the Company of its obligations under the Underwriting Agreement or the Deposit Agreement will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.
In addition, in rendering the foregoing opinions we have assumed that at all applicable times:
(a)neither the execution and delivery by the Company of the Underwriting Agreement or the Deposit Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Depositary Shares contemplated thereby: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024), (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in clause (iii) with respect to the Opined-on-Law);
(b)neither the execution and delivery by the Company of the Underwriting Agreement or the Depositary Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Depositary Shares, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

AGNC Investment Corp.
September 10, 2025

(c)the Company’s issuance of the Preferred Shares does not and the Company’s issuance of the Preferred Shares and the Conversion Shares will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments) and that the Company will continue to have sufficient authorized shares of Common Stock; and
(d)the Company’s authorized capital stock is as set forth in the Certificate of Incorporation and the Certificate of Designations, and we have relied solely on the copies thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.
This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

    Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DJG